                                                                    Exhibit 10.1


                         CONSULTING SERVICING AGREEMENT


         This Consulting Servicing Agreement ("Agreement") is entered into by and between COLLINS GROWTH & INCOME FUND, LLC, a Delaware limited liability company (`Client"), and COLLINS FINANCIAL SERVICES, INC., a Texas corporation ("Consultant"), and is effective as of the effectiveness of the registration statement ("Registration Statement") on Form SB-2 filed with the Securities and Exchange Commission by Client.

                                    RECITALS

         WHEREAS, Client intends to purchase defaulted and charged-off consumer receivables ("Receivables") and subsequently collect and resell such Receivables;

         WHEREAS, Client desires to retain Consultant to render advice regarding, and to assist in implementing, Client's business plan (such plan, in the initial form included in the Registration Statement attached as Exhibit A hereto and the Initial Business Plan Summary attached as Exhibit B hereto and as hereafter amended, revised or replaced pursuant to this Agreement, being referred to herein, collectively as the "Business Plan") for buying, collecting, and reselling Receivables;

         NOW, THEREFORE, in consideration of the mutual covenants, conditions, promises and other good and valuable consideration set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                              TERMS AND CONDITIONS

1.       SERVICES.

         (a) Subject to the terms and conditions of this Agreement, Client hereby engages Consultant, and Consultant agrees to render, the services described with respect to Consultant in the Business Plan (collectively "Services"). From time to time, Client may submit to Consultant a written proposal ("Proposal") amending or revising in whole or in part the Business Plan then in effect as Client shall deem to be advisable to achieve its profitability objectives and goals: provided, however, without Consultant's express written consent no such Proposal shall (i) impair or adversely affect the compensation for Services under this Agreement to Consultant or its Affiliates, (ii) modify any provision of Sections 1, 5 or 6 of this Agreement, or (iii) become effective until the thirtieth day after Consultant's receipt of same.

         (b) It is agreed that Client and Consultant shall cooperate as necessary for Client to open an account ("Account") with a mutually agreeable financial institution pursuant to which Client will, from time to time, deposit money, and Consultant will be entitled to make withdrawals and deposits to be used in accordance with the objectives and terms of this Agreement.

         (c) Consultant may contract with others, including Affiliates of Consultant, for providing Services hereunder, but the aggregate of all fees for all such services shall not exceed the fees provided for herein. The assets purchased with funds from Client's Account shall be carried in the name of Client or, if in the name of Consultant or any of its Affiliates, recorded to indicate that they are owned by Client.

         (d) Client must approve any (i) sales of portfolios of Receivables with a sales price of $250,000 or greater, and (ii) acquisitions of portfolios of Receivables with a purchase price greater than $150,000. Client's approval shall be indicated by Client in writing or by Client's failure to object to

Consultant within two business days after being notified of such planned transaction.

         (e) Consultant agrees and shall assure that Consultant and any of its Affiliates utilized by Consultant to perform this Agreement shall be fully licensed as required by law to perform collection services and shall perform such services at a level equal to or exceeding prevailing industry standards.

2.       COMPENSATION OF CONSULTANT.

          In consideration for the Services, Client shall pay to Consultant or its designated Affiliates, fees in accordance with the following:

         (a) An "Acquisition Fee" in an amount deemed by Consultant to be appropriate, but in no event to exceed 5% of the purchase price of Receivables acquired for Client's Account paid simultaneously with the acquisition of such Receivables.

         (b) A "Sales Fee" in an amount up to 20% of the gross proceeds received for Client's Account (whether paid in cash or property other than cash) from or with respect to the sale, on a retail or wholesale basis, of Receivables from Client's Account, payable immediately upon receipt of such proceeds on behalf of Client's Account.

         (c) A "Collections Fee" in an amount equal to 50% of the gross proceeds received for Client's Account (whether paid in cash or property other than cash) resulting from efforts to collect the Receivables owned by Client's Account other than as a result of third party collection efforts. The Collections Fee shall be payable immediately upon receipt of such gross proceeds.

Consultant shall be entitled to withdraw from, or withhold from depositing into, the Account each of the foregoing fees at any time after such fee becomes payable. Any fees based on gross proceeds deposited into the Account will be calculated as if the fees were deposited and then withdrawn from the Account.

3.       RECORDS AND REPORTS.

         (a) Consultant shall keep reasonable and appropriate records of all of the transactions effected by Consultant for Client's account. Client shall be entitled to review at its expense such records at Consultant's offices during regular work hours, or as otherwise agreed to by the parties, after the expiration of three (3) business days after Consultant is notified of such desired review, or such shorter period as the parties shall otherwise agree.

         (b) Consultant shall furnish monthly reports to Client in such reasonable form and with reasonable information as the parties shall mutually agree.

4.       WITHDRAWAL RIGHTS.

         The parties acknowledge and agree that in order for Consultant to provide appropriate services for transactions in Client's Account, Client must not have the unlimited ability to withdraw funds from the Account. However, the parties also acknowledge and agree that from time to time, Client may have the business necessity to withdraw funds from the Account. Therefore, funds may be withdrawn from the Account under the following terms and conditions:

         During any six month period of the term of the Account, Client may withdraw up to 10% of the aggregate amount of money that has been deposited by Client in said Account in accordance with the following procedures. Client shall notify Consultant of the amount of money it desires to withdraw from the Account. Consultant shall have 60 days after receipt of said notice to liquidate assets in the Account as appropriate in order to fund said withdrawal needs. Client may withdraw such liquidation funds from the Account subject to the above limitations.

5. TERM AND TERMINATION. This Agreement shall remain in effect until the dissolution of Client under Delaware law; however, it may be terminated by Client, without cause, for any reason, commencing three years after the effective date of this Agreement, upon 90 days written notice of such termination to Consultant. Any such termination before the expiration of the general four-year term shall be effective at the Effective Date of Termination as defined below. The "Effective Date of Termination" means the earlier to occur of the expiration of nine months after delivery of the above termination notice or the completion of the liquidation of the Account and distribution to Client of the net cash proceeds less any Compensation (collectively "Net Cash Proceeds"). Upon delivery of the termination notice, Consultant shall deliver to Client all of the cash funds (less any Compensation), if any, held by Consultant on behalf of Client at that time, and Consultant shall either (i) distribute the Account assets to Client, or (ii) carry out and complete plans and actions to liquidate the Receivables in Client's Account on or before the Effective Date of Termination and, to the extent commercially reasonable, to avoid undue loss. The Net Cash Proceeds thereof shall be returned to Client as such proceeds are received for Client's Account.

This Agreement shall be in effect until the Effective Date of Termination. Notwithstanding any contrary provision, all payment obligations of Client accruing prior to the Effective Date of Termination shall survive such termination, and Consultant may withhold all amounts due it hereunder from any payments to Client.

6.       MISCELLANEOUS.

         (a) The parties agree that there are no third party beneficiaries to this Agreement. The terms "Affiliate" or "Affiliated," as used to indicate a relationship to a specified person or entity, mean any person or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with, such person or entity. Unless otherwise expressly provided, the word "including" and all variants thereof do not limit the preceding words or terms.

         (b) As promulgated under Client's Limited Liability Company Agreement, attached hereto as Exhibit C, upon liquidation, Consultant, as Manager Member of Client, shall be entitled to certain distributions in accordance with Section
5.4 of the Limited Liability Company Agreement.

         (c) The parties hereby agree that electronic mail shall be deemed to be a writing signed by the person electronically indicated as the sender of such e-mail, Any notice or communication required or permitted to be given hereunder shall be made in writing and shall be deemed to have been given to the intended recipient upon (i) hand delivery, (ii) actual or attempted delivery to such parry's address according to evidence of delivery by a recognized independent courier service, (iii) electronic facsimile transmission, when the appropriate number and answerback are transmitted, or (iv) electronic confirmation of electronic mail delivery, in each case at the address, telecopy number or e-mail address set forth below:

            Client: Collins Growth and Income Fund, LLC 2101 W. Ben White Blvd., Suite 103, Austin, Texas 78704
                                            E-mail: gwood@cfsi.net
                                            Fax: (512)347-1501

            Consultant:                     Collins Financial Services, Inc.
                                            2101 W. Ben White Blvd., Suite 103
                                            Austin, TX 78704
                                            E-mail: Collins@cfsi.net
                                            Fax: (512)347-1501

Either party may designate a different address by notice to the other given in accordance herewith.

         (d) This Agreement and the exhibits attached hereto constitute the entire agreement among the parties with respect to the subject matter hereof, and may be amended only by a written amendment executed by the parties hereto. The Business Plan attached hereto is incorporated herein by reference and, contemporaneously with its effectiveness under this Agreement, any amendment, revision or replacement thereof pursuant to this Agreement shall be incorporated by reference in this Agreement. The provisions of this Agreement supplement and, to the extent of any conflict, control the provisions of the Business Plan.

         (e) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns. This Agreement may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document; all counterparts shall be construed together and shall constitute one agreement.

         (f) If any provision of this Agreement shall be held or made invalid by a court decision statute rule or otherwise, the remainder of this Agreement shall not be affected thereby, and such remainder shall remain in effect,

         (g) This Agreement shall be construed in accordance with the laws of the State of Texas without reference to its conflicts of laws principles. If any action or proceeding is necessary to enforce the provisions of this Agreement, including any claim or demand, or to interpret this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which it may otherwise be entitled, whether or not such action or proceeding is prosecuted to judgment.

                            [SIGNATURE PAGE FOLLOWS]

Executed to be effective as of the date first above written.

                                       CLIENT:

                                       COLLINS GROWTH & INCOME FUND, LLC

                                       By: /s/ GARY WOOD
                                           -------------------------------------
                                       Print Name: Gary Wood
                                       Title: Secretary and Director

                                       CONSULTANT:

                                       COLLINS FINANCIAL SERVICES, INC.


                                       By: /s/ WALT COLLINS
                                          --------------------------------------
                                          Walt Collins, Chief Executive Officer

                                    EXHIBIT A

                             REGISTRATION STATEMENT

                                    EXHIBIT B

                          INITIAL BUSINESS PLAN SUMMARY

         It is intended that Client shall maintain the ability to review and approve certain transactions into which Consultant may enter on Client's behalf

         As noted in the Consulting Servicing Agreement, Client must approve any
(i) sales of portfolios of Receivables with a sales price of $250,000 or greater, and (ii) acquisitions of portfolios of Receivables with a purchase price greater than $150,000 (each a "Material Transaction"). Client has determined that transactions of a lesser amount are "immaterial", and has delegated the authority to effectuate such transactions without review and approval to Consultant.

         Consultant will provide to Client monthly reports that will include all such immaterial transactions, along with any Material Transactions, and Client may review and request further information on any transactions included in these reports.

         With respect to Material Transactions, Consultant will notify Client of Consultant's intent to enter into such transactions, and Client may approve or disapprove of each such transaction. Failure of Client to respond to such notice within 2 business days shall be deemed to signify approval.

         Client authorizes Consultant to expend appropriate funds for administrative and operating expenses without prior approval of Client. Consultant agrees to provide Client with monthly financial statements that will reflect such expenditures.

         Client may submit to Consultant at any time in accordance with Section 1(a) of the Services Agreement, a written proposal ("Proposal") amending or revising in whole or in part the Business Plan as Client shall deem to be advisable to achieve its profitability objectives and goals.